Exhibit 10.1

TRANSFER AND REPAYMENT AGREEMENT

This Transfer and Repayment Agreement (the “Agreement”) is entered into effective as of April 1, 2005 (the “Effective Date”), among YP CORP., a Nevada corporation, f/k/a YP.Net, Inc. and f/k/a RIGL Corporation (the “Company”), MORRIS & MILLER, LTD., an Antigua corporation (“Morris & Miller”), MATHEW AND MARKSON, LTD., an Antigua corporation (“Mathew and Markson” and together with Morris & Miller, the “Shareholders”). All of the parties to this Agreement are collectively referred to as the “Parties.”

BACKGROUND

Mathew and Markson and Telco Billing, Inc., a Nevada corporation (“Telco”) executed that certain Exclusive Licensing Agreement, dated September 21, 1998 (the “Licensing Agreement”), pursuant to which Mathew and Markson granted a 20-year exclusive license to Telco with respect to the name “YELLOW-PAGE.NET,” including the name, the trade name, trademark and the URL www.yellow-page.net (collectively, the “Name”) in exchange for certain payments.

The Parties and Telco executed that certain Stock Purchase Agreement, dated March 16, 1999 (the “Stock Purchase Agreement”), pursuant to which the Company acquired all of the outstanding shares of Telco, including those shares owned by the Shareholders. The Stock Purchase Agreement provided the Shareholders with the right to “put” shares of the Company owned by them back to the Company under certain circumstances. In connection with the execution of the Stock Purchase Agreement, the Company agreed to pay an accelerated payment under the Licensing Agreement in exchange for the acquisition of the Name.

The Parties then executed that certain Amendment to the Stock Purchase Agreement, dated March 16, 1999 (the “First Amendment”), which cured a technical default under the Stock Purchase Agreement.

Subsequently, the Parties executed that certain 2nd Amendment to Stock Purchase Agreement, effective September 12, 2000 (the “Second Amendment”), pursuant to which the “put” rights of the Shareholders were terminated in exchange for the creation of revolving lines of credit for the benefit of the Shareholders. Under the lines of credit, the Company agreed to lend up to $10,000,000 to each Shareholder, subject to certain limitations (the “Revolvers”).

In December 2001, the Company and Mathew and Markson executed a binding term sheet to address previous and existing defaults by the Company on payments owed to Mathew and Markson in connection with the accelerated payments and the assignment of the Name to the Company (the “Term Sheet Agreement”). The Term Sheet Agreement provided for a final payment by the Company to Mathew and Markson of $550,000 (the “Company Debt”) to be evidenced by a promissory note and was secured by a pledge of 2,000,000 shares of Company stock (“Collateral Shares”). $115,865 of the Company Debt has not been paid to date.

As of October 31, 2003, the Parties executed that certain Amendment No. 3 to Stock Purchase Agreement (the “Third Amendment” and collectively with the Stock Purchase Agreement, the First Amendment and the Second Amendment, the “Purchase Agreement”), pursuant to which the Revolvers were terminated in exchange for the Company’s agreement to (a) make final, predetermined advances to the Shareholders; and (b) pay quarterly dividends to all of the Company’s shareholders, subject to applicable law and the terms and conditions of the Third Amendment.

The Parties desire to have the Shareholders repay the advances made pursuant to the Third Amendment and to clarify and resolve certain matters between the Parties on the terms set forth in this Agreement.

AGREEMENT

In consideration of the mutual promises set forth in this Agreement and other valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1.             Confirmation of Prior Assignment of Name; Assignment of Additional Intellectual Property; Continuing Indemnity.

1.1          Confirmation of Assignment. The Shareholders acknowledge, agree and confirm that (a) all of the right, title, interest, and goodwill, including common law rights, in the Name was sold, conveyed, transferred and assigned to Telco and the Company, their successors, assigns and legal representatives, exclusively throughout the world on a quit claim basis, in March 1999 in connection with the Stock Purchase Agreement and the Licensing Agreement was thereby terminated and (b) the Parties intended to effect the assignment and transfer of the Name at that time.

1.2          Assignment of Additional Intellectual Property. The Shareholders hereby sell, convey, transfer and assign to Telco, its successors, assigns and legal representatives, exclusively throughout the world, on a quit claim basis all of their respective right, title, interest, and goodwill, including common law rights, in and to the names, tradenames, trademarks, URL’s and domain names listed on Exhibit A (collectively, the “Assigned IP”) in the United States of America and in all countries and jurisdictions of the world, including the right to file for protection of the Assigned IP throughout the world. Shareholders agree to perform, at the Company’s expense, all acts and to execute such other documents, if any, necessary for the Company to perfect its ownership in and to the Assigned IP.

1.3          Indemnification. Despite the termination of the Licensing Agreement, the Company’s indemnification obligations pursuant to Sections 5 and 6 of the Licensing Agreement shall remain in full force and effect.

2.             Repayment of Advances; Satisfaction of Company Debt.

2.1          Advances Generally. The Parties agree that: (a) the Company has no obligation to make any additional Advances (as defined in the Third Amendment) to the Shareholders; and (b) the amount owed by the Shareholders to the Company with respect to the Advances already made, including principal, interest and all other amounts due pursuant to the Third Amendment, is $3,895,000 (the “Repayment Amount”).

2.2          Repayment of Advances. The Shareholders shall pay and satisfy the Repayment Amount to the Company by (i) offsetting the balance of the Company Debt against the Repayment Amount; (ii) making the assignment required by Section 1.2; (iii) providing the restrictive covenants set forth in Section 2.5; (iv) releasing any liens on the Collateral Shares in accordance with Section 2.3; and (v) delivering to the Company one or more stock certificate(s) evidencing 1,889,566 shares of Company common stock (the “Repayment Shares”) for cancellation by the Company. The parties hereby agree that upon delivery of such payment or consideration, including the Repayment Shares, (A) the Repayment Amount shall be deemed paid in full, the Shareholders shall have no obligation to make any further payments with respect to the Advances, and all security for repayment of the Advances contemplated by the Third Amendment shall be deemed to be released, and (B) the Company Debt is satisfied and paid and the Company has no further obligation of payment to the Shareholders with respect to the Company Debt.

2.3          Release of Collateral. The Shareholders hereby release and extinguish any and all liens the Shareholders may have pertaining to the Collateral Shares. The Company hereby releases any and all liens it may have pertaining to any shares of Company common stock, warrants, or convertible securities owned by or registered to the Shareholders.

2.4          Effect on Third Amendment. Upon satisfaction of the Repayment Amount pursuant to Section 2.2, the Third Amendment shall be deemed amended as follows:

2.4.1    all references to Advances are deleted;

2.4.2    all provisions of Article 1 of the Third Amendment (other than Section 1.2) are deleted;

2.4.3    Section 1.2 of the Third Amendment is amended to read in its entirety as follows:

“1.2    Termination of Revolvers. The Revolvers have terminated and expired and are of no further force or effect. The Company is no longer obligated to advance any funds to the Shareholders or any assignee of the Shareholders.”; and

2.4.4    all provisions of Article 4 of the Third Amendment are deleted.

Except as set forth in this Agreement, the Third Amendment shall remain in full force and effect.

2.5          Non-Competition and Non-Solicitation.

2.5.1    For a period of five years from the Effective Date, the Shareholders, and their officers, managers, employees, consultants, members, partners, liaisons, affiliates, or control persons will not, directly or indirectly, either individually or in connection with another entity or any third-party, compete with the current business of the Company or participate or invest in the development of a product or the provision of services that reasonably could be deemed to be competitive with any current products, services, concepts or lines of business of the Company.

2.5.2    For a period of five years from the Effective Date, the Shareholders, and their officers, managers, employees, consultants, members, partners, liaisons, affiliates, or control persons will not, directly or indirectly, either individually or in connection with another entity or any third-party, solicit, do business with, call upon, handle, deliver products or render services to any active or prospective customer of the Company (including, without limitation, a corporate customer itself, the representatives of a corporate customer, and any affiliated entity of a corporate customer) for the purpose of soliciting or selling such active or prospective customer the same as, similar to, or related products or services that the Company currently provides.

2.5.3    The Shareholders expressly acknowledge and agree that the restrictions contained in this Section 2.5 are entirely reasonable and are properly and necessarily required for the adequate protection of the Company’s current business and intellectual property rights. If a court of competent jurisdiction determines that five years is unreasonable or unenforceable, then the period will be four years. If a court of competent jurisdiction determines that four years is unreasonable or unenforceable, then the period will be three years. If a court of competent jurisdiction determines that three years is unreasonable or unenforceable, then the period will be two years. If a court of competent jurisdiction determines that two years is unreasonable or unenforceable, then the period will be two years. If a court of competent jurisdiction determines that two years is unreasonable or unenforceable, then the period will be one year.

3.            Representations and Warranties.

3.1          Representations and Warranties of Shareholders. The Shareholders jointly and severally represent to the Company that (i) they have not assigned, transferred, licensed, pledged or otherwise encumbered any Assigned IP or agreed to do so; (ii) to the best of their knowledge none of the Assigned IP contains any intellectual property or associated rights owned, authored or created by, or licensed to, any third-party; (iii) they have full power and authority to enter into this Agreement and to make the assignments made herein and prior hereto; and (iv) they are not aware of any violation, infringement or misappropriation of any third party’s rights (or any notice or claim thereof) by any person or entity with respect to the use of the Assigned IP or Name. Some of the items included in the Assigned IP may have expired, but to the best of the Shareholders’ knowledge, no one has obtained any right to use any expired items that are superior to the rights of the Shareholders. Except for the representations contained in this Section 3.1, the Assigned IP is conveyed “as is, where is” and “with all faults,” and the Shareholders have not made, and the Shareholders hereby expressly disclaim and negate, any other representation or warranty, express or implied, of any kind or nature whatsoever, relating to the Assigned IP or the Name (including any implied or expressed warranty of title, non-infringement, merchantability or fitness for a particular purpose).

3.2          Representations and Warranties of the Company and Telco. Each of the Company and Telco represents and warrants that (i) it has taken all requisite corporate or other action necessary to authorize its execution and performance of this Agreement and (ii) this Agreement is binding upon it in accordance with its terms.

4.            Further Assurance and Post-closing Covenants. The Shareholders agree immediately following the execution of this Agreement to assist the Company in every legal way to (i) evidence, record and perfect the assignments of the Name and the Assigned IP; (ii) apply for and obtain recordation of and from time to time enforce, maintain, and defend the assigned rights; (iii) register and/or transfer the registration of the Name and any domains and URL’s included in the Assigned IP into the Company’s name or its designees; (iv) evidence, record and perfect the transfer of the Repayment Shares to the Company in a prompt and expeditious manner; and (v) evidence and/or record the release and extinguishment of any liens on the Collateral Shares. If the Company is unable for any reason to secure the Shareholders’ signatures to any document or instrument it is entitled to under this Agreement and reasonably necessary to fulfill any of the Shareholders’ obligations under Section 1.2 and this Section 4 after using its reasonable efforts to do so, the Shareholders hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as their respective agent and attorney-in-fact with full power of substitution to act for and on their behalf and instead of Shareholders, to execute and file any such document or documents and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Shareholders. If any part of the Name or Assigned IP is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise exploited without using or violating technology or intellectual property rights owned or licensed by Shareholders and not assigned hereunder, Shareholders hereby grant the Company and its successors a perpetual, irrevocable, worldwide, royalty-free, exclusive, sublicensable right and license to exploit and exercise all such technology and intellectual property rights in support of the Company’s exercise or exploitation of the Name and Assigned IP or any assigned rights (including any modifications, improvements and derivatives of any of them).

5.            Stock. The parties agree that all Company capital stock, warrants or convertible securities owned by or registered to the Shareholders, except for the Repayment Shares, are the sole property of the Shareholders, free from any claims or liens by the Company.

6.            Fees and Expenses. Except as set forth in Section 15, each Party shall bear all of its own fees, costs and expenses (including attorneys’ fees and costs) arising out of or relating in any way to the negotiation and preparation of this Agreement.

7.            No Admission of Liability. Each Party acknowledges and agrees that this Agreement does not, and shall not be construed to constitute any admission of liability or fault of any kind whatsoever by any Party by whom liability always has been and now is expressly denied, but is made solely in compromise and settlement of disputed matters.

8.            Entire Agreement; Binding Effect. This Agreement, as well as any exhibits attached hereto, constitutes the entire, integrated agreement among the Parties with regard to the matters set forth herein and supersedes any and all prior and contemporaneous agreements, promises, representations, negotiations and understandings, whether written or oral, with respect to the subject matter hereof. Notwithstanding the foregoing, except as amended by this Agreement, the Purchase Agreement shall remain in full force and effect. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their successors and assigns, and is not for the benefit of any third party.

9.            Drafting of Documents; Construction of Agreement. Each Party represents and warrants that it is not relying on the advice of any other Party or anyone associated with such other Party as to the legal, tax, or other consequences of any kind arising out of this Agreement. Accordingly, each Party hereby completely releases and forever discharges each other Party from any and all claims or other rights of any kind which such releasing Party may assert because the legal, tax or other consequences of this Agreement are other than those anticipated by such Party. In addition, each Party acknowledges that (a) it is represented by legal counsel; (b) this Agreement has been fully negotiated among the Parties; and (c) it has fully reviewed the terms of this Agreement, has a complete knowledge and understanding of its rights, obligations and duties under this Agreement and of the rights waived or released under this Agreement, and has voluntarily accepted the terms of this Agreement. In the event of any ambiguity, no presumption shall arise against any Party as a result of any provision of this Agreement having been prepared or drafted in the first instance by such Party or by legal counsel representing such Party. As used in this Agreement, unless the context otherwise requires, the singular number will include the plural and the singular, and the use of any gender will be applicable to all genders. The captions and headings used in this Agreement are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions of this Agreement.

10.         Notices. All notices, demands, requests, and other communications required or permitted hereunder will be in writing and will be delivered by hand, telegram, facsimile or deposited with the United States Postal Service postage prepaid, registered or certified mail, return receipt requested, or delivered by courier or personal delivery addressed as follows:

If to Company:

YP Corp.
4840 East Jasmine Street, Suite 105
Mesa, Arizona 85205-3321
Facsimile: 480-860-0800
Telephone: 480-654-9646
Attention: President

If to Shareholders:

Ilse Cooper
Morris & Miller, Ltd.
Woods Centre
St. John’s, Antigua, W.I.
Facsimile: 268-462-8976
Telephone: 268-562-1122

and:

Ilse Cooper
Mathew and Markson, Ltd.
Woods Centre
St. John’s, Antigua, W.I.
Facsimile: 268-462-8976
Telephone: 268-562-1122

with a copy to:

James J. Trimble, Esq.
Fennemore Craig
3003 North Central Avenue
Suite 2600
Phoenix, Arizona 85012-2391
Facsimile: (602) 916-5505
Telephone: (602) 916-5305

All notices sent within the United States shall be deemed delivered two business days after deposit with the United States Postal Service, or if delivered by facsimile, telegram, courier or by personal delivery, then notice is deemed delivered upon the date and time of actual receipt or refusal of delivery by the representative’s agents and employees of the Company and each Shareholder. All notices sent outside of the United States shall be deemed delivered 5 business days after deposit with the United States Postal Service, or if delivered by facsimile, telegram, courier or by personal delivery, then notice is deemed delivered upon the date and time of actual receipt or refusal of delivery by the representative’s agents and employees of the Company and each Shareholder. Any party may designate a different address or person to whom such notices should be sent by giving notice thereof as provided herein, which change of address will be effective upon receipt.

11.         Amendments; Modifications. No provision of this Agreement may be amended or modified, except by instrument in writing executed by the Parties.

12.         No Waiver. No waiver by any Party of any of its rights or remedies under this Agreement or otherwise will be considered a waiver of any other or subsequent right or remedy of such Party; no delay or omission in the exercise or enforcement by any Party of any rights or remedies will be construed as a waiver of any other right or remedy of such Party; and, to the extent permitted by applicable law, no exercise or enforcement of any such rights or remedies will be held to exhaust any right or remedy of such Party.

13.         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, without giving effect to conflict of laws principles.

14.         Time of the Essence. Time is of the essence with respect to each and every term and condition of this Agreement.

15.         Attorneys’ Fees. If any Party breaches its representations or warranties under this Agreement or fails to fulfill or perform any of its covenants or obligations in this Agreement, such Party shall pay all costs, including, without limitation, reasonable attorneys’ fees and expert witness fees, that may be incurred by the other Parties to enforce the terms, covenants, conditions and provisions of this Agreement, or that may be incurred as a result of the default under or breach of this Agreement, whether or not legal action is commenced.

16.         Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Any photographic or xerographic copy of this Agreement, with all signatures reproduced on one or more sets of signature pages, shall be considered for all purposes as if it were an executed counterpart of this Agreement. Signatures may be given by facsimile or other electronic transmission, and such signatures shall be fully binding on the party sending the same.

17.         Specific Performance. Each of the parties to this Agreement acknowledges and agrees that the parties’ respective remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of that fact, agrees that, in the event of a breach or threatened breach of the provisions of this Agreement by any other party, then in addition to any remedies at law, each other party shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

18.         Provisions Severable. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part. Further, if a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable as written, such court may interpret, construe, rewrite or revise such provision, to the fullest extent allowed by law, so as to make it valid and enforceable consistent with the intent of the parties.

IN WITNESS WHEREOF, this Agreement is executed and delivered by the Parties as of the Effective Date set forth in the preamble.

YP CORP.

By:	/s/ Peter J. Bergmann

Peter J. Bergmann President and Chief Executive Officer

MORRIS & MILLER, LTD.

By:	/s/ Ilse F. Cooper

AMT, Director

MATHEW AND MARKSON, LTD.

By:	/s/ Ilse F. Cooper

AMT, Director

Exhibit A

Assigned IP

List of Marks

“MINI WEB PAGE”	TRADEMARK

“YELLOW PAGE FINGERS ON A GLOBE WITH A YELLOW SKY IN A BOX”	STATE LEVEL SERVICE MARK

“MAKING IT EASY FOR YOU”	TRADEMARK

“AMERICA’S LOCAL YELLOW PAGES”	TRADEMARK

“YOUR LOCAL YELLOW PAGES”	TRADEMARK

List of Domain Names (“URLs”)

YELLOW-PAGE.COM
YELLOW-PAGE.ORG
YELLOWPAGE.NET
YELLOWPAGES-INFO.NET
YELLOW-PAGES-INFO.NET
YELLOWPAGESINFO.NET
YELLOW-PAGE.INFO
YELLOWPAGEPLUS.COM
YELLOWPAGEPLUS.NET
AMERICAN-YELLOW-PAGE.COM
AMERICAN-YELLOW-PAGE.NET
AMERICAN-YELLOW-PAGES.COM
AMERICAN-YELLOW-PAGES.NET
AMERICAN-YELLOW-PAGE.ORG
AMERICAN-YELLOW-PAGES.ORG
USAYELLOWPAGE.NET
USAYELLOWPAGE.ORG
USA-YELLOW-PAGE.NET
USA-YELLOW-PAGE.COM
USA-YELLOW-PAGE.ORG
USA-YELLOW-PAGES.ORG
USA-YELLOW-PAGES.COM
USA-YELLOW-PAGES.NET
THE-YELLOW-PAGE.COM
THE-YELLOW-PAGE.NET
WORLD-YELLOW-PAGE.NET
WORLD-YELLOW-PAGE.ORG

A-1

Exhibit A

WORLD-YELLOW-PAGE.COM
WORLD-YELLOW-PAGES.ORG
WORLD-YELLOW-PAGES.COM
WORLDYELLOWPAGE.NET
WORLDYELLOWPAGE.ORG
WORLD-WIDE-YELLOW-PAGE.COM
WORLD-WIDE-YELLOW-PAGE.NET
GLOBAL-YELLOW-PAGE.NET
GLOBAL-YELLOW-PAGE.COM
GLOBAL-YELLOW-PAGES.COM
GLOBAL-YELLOW-PAGES.NET
GLOBALYELLOWPAGE.NET
GLOBALYELLOWPAGES.NET
GET-A-BETTER-IDEA.COM
GET-A-BETTER-IDEA.NETGET-AN-IDEA.COM
GET-AN-IDEA.NET
GOT-AN-IDEA.COM
MINIWEBPAGE.COM

A-2